Exhibit 99.1

WESTAR ENERGY ANNOUNCES 2014 RESULTS
TOPEKA, Kan., Feb. 25, 2015 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $313 million, or $2.40 per share, for 2014 compared with earnings of $293 million, or $2.29 per share, for 2013. Fourth quarter 2014 earnings were $43 million, or $0.33 per share, compared with earnings of $41 million, or $0.32 per share, for the fourth quarter 2013.

Higher net income for 2014 was driven primarily by higher prices resulting from investments in air quality controls and transmission infrastructure and an increase in retail sales led by industrial customers. The increase in revenues was partially offset with higher operating costs primarily due to planned maintenance, selling, general and administrative and depreciation expense.

Higher net income for the fourth quarter 2014 was driven primarily by higher prices, offset by an increase in selling, general and administrative costs and higher depreciation.
Earnings Guidance
The company issued 2015 earnings guidance of $2.25 to $2.45 per share and posted to its website a summary of factors it considers to be principal drivers and assumptions used in arriving at earnings guidance. The summary is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.
Dividend Declaration
The Board of Directors today declared a quarterly dividend of 36 cents per share payable April 1, 2015 on the company's common stock payable to shareholders of record as of March 9, 2015. The new dividend reflects a 3 percent increase over the company's previous quarterly dividend of 35 cents per share, and results in an indicated annual dividend of $1.44 per share.
Conference Call and Additional Company Information
Westar Energy management will host a conference call Thursday, Feb. 26, 2015 with the investment community at 10 a.m. ET (9 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-515-2909, participant code 67205944. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

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Westar Energy announces 2014 results

This earnings announcement, a package of detailed fourth quarter and year-end 2014 financial information, the company's annual report on Form 10-K for the period ended Dec. 31, 2014 and other filings the company made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar has 7,200 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, a smart meter pilot project and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2014 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; and (2) other factors discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Media Relations Manager
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Bruce Burns
Director, investor relations
Phone: 785-575-8227
Bruce.Burns@westarenergy.com

WESTAR ENERGY NEWS RELEASE    Page 2 of 3

Westar Energy announces 2014 results

Westar Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2014	2013	Change	% Change	2014	2013	Change	% Change
	(In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$164,522	$160,190	$4,332	2.7	$793,586	$728,852	$64,734	8.9
Commercial	165,082	154,057	11,025	7.2	727,964	667,106	60,858	9.1
Industrial	100,478	92,670	7,808	8.4	414,997	374,825	40,172	10.7
Other retail	(6,592)	6,034	(12,626)	(209.2)	(24,180)	8,939	(33,119)	(370.5)
Total Retail Revenues	423,490	412,951	10,539	2.6	1,912,367	1,779,722	132,645	7.5
Wholesale	102,003	85,491	16,512	19.3	392,730	348,239	44,491	12.8
Transmission	64,527	53,556	10,971	20.5	256,838	210,281	46,557	22.1
Other	6,419	7,880	(1,461)	(18.5)	39,768	32,412	7,356	22.7
Total Revenues	596,439	559,878	36,561	6.5	2,601,703	2,370,654	231,049	9.7
OPERATING EXPENSES:
Fuel and purchased power	166,077	151,783	14,294	9.4	705,450	634,797	70,653	11.1
SPP network transmission costs	55,713	44,894	10,819	24.1	218,924	178,604	40,320	22.6
Operating and maintenance	89,347	93,528	(4,181)	(4.5)	367,188	359,060	8,128	2.3
Depreciation and amortization	73,172	69,289	3,883	5.6	286,442	272,593	13,849	5.1
Selling, general and administrative	70,807	66,464	4,343	6.5	250,439	224,133	26,306	11.7
Taxes other than income tax	36,054	30,392	5,662	18.6	140,302	122,282	18,020	14.7
Total Operating Expenses	491,170	456,350	34,820	7.6	1,968,745	1,791,469	177,276	9.9
INCOME FROM OPERATIONS	105,269	103,528	1,741	1.7	632,958	579,185	53,773	9.3
OTHER INCOME (EXPENSE):
Investment earnings	3,414	1,444	1,970	136.4	10,622	10,056	566	5.6
Other income	4,956	5,861	(905)	(15.4)	31,522	35,609	(4,087)	(11.5)
Other expense	(4,196)	(4,188)	(8)	(0.2)	(18,389)	(18,099)	(290)	(1.6)
Total Other Income (Expense)	4,174	3,117	1,057	33.9	23,755	27,566	(3,811)	(13.8)
Interest expense	45,043	46,377	(1,334)	(2.9)	183,118	182,167	951	0.5
INCOME BEFORE INCOME TAXES	64,400	60,268	4,132	6.9	473,595	424,584	49,011	11.5
Income tax expense	18,627	17,207	1,420	8.3	151,270	123,721	27,549	22.3
NET INCOME	45,773	43,061	2,712	6.3	322,325	300,863	21,462	7.1
Less: Net income attributable to noncontrolling interests	2,324	1,999	325	16.3	9,066	8,343	723	8.7
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	43,449	41,062	2,387	5.8	313,259	292,520	20,739	7.1
Earnings per common share, basic	$0.33	$0.32	$0.01	3.1	$2.40	$2.29	$0.11	4.8
Average equivalent common shares outstanding	131,467	127,892	3,575	2.8	130,015	127,463	2,552	2.0
DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.34	$0.01	2.9	$1.40	$1.36	$0.04	2.9
Effective income tax rate	28.92%	28.55%			31.94%	29.14%

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